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                                                                     Exhibit 99

AIRTOUCH AND MEDIAONE GROUP COMPLETE $6 BILLION MERGER OF U.S. WIRELESS
INTERESTS

-- AirTouch Becomes Second Largest U.S. Wireless Provider --

-- MediaOne Group to Focus on Core Broadband Strategy with Strengthened Balance Sheet --

April 6, 1998, SAN FRANCISCO -- AirTouch Communications, Inc. (NYSE:ATI) and MediaOne Group (NYSE:UMG), formerly U S WEST Media Group, today announced that they have completed merging MediaOne Group's U.S. cellular and PCS interests into AirTouch. The merger became effective April 6. MediaOne Group's international wireless interests are not included in the transaction.

This acquisition increases AirTouch's U.S. cellular and PCS proportionate customer base by 56 percent, to 6.9 million, making the company the second largest wireless provider in the United States based on fourth quarter 1997 proportionate customers. With the transaction, AirTouch adds about $400 million of 1997 pro-forma proportionate operating cash flow.

The total value of the deal is $5.9 billion. Due to the strong performance of AirTouch common stock, the transaction's value has increased by about $200 million since the deal was announced on January 29, 1998. MediaOne Group received approximately $1.6 billion in AirTouch dividend-bearing preferred stock with a 5.143 percent coupon and 59.5 million shares of AirTouch common stock valued at $2.9 billion, based on the April 3 closing price of $49 per share. MediaOne Group transferred approximately $1.4 billion of debt to AirTouch.

"We've been working toward this strategically important acquisition since 1994, and we're delighted to reach a successful conclusion," said Sam Ginn, AirTouch chairman and CEO. "The merger combines the expertise of two industry leaders, while strengthening AirTouch's competitive position by increasing our scale and reach. As the demand for wireless soars, we plan to remain in the forefront, with new products and services to help customers balance their lives."
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"The completion of this merger with AirTouch marks a major milestone for
MediaOne Group. We now can focus our resources more closely on our core businesses -- domestic and international broadband, and international wireless," said Chuck Lillis, president and CEO of MediaOne Group. "The deal also strengthens our balance sheet as we prepare to become a standalone company," Lillis said.

AirTouch has acquired MediaOne Group's U.S. cellular property, U S WEST NewVector Group, and its interest in PCS provider PrimeCo Personal Communications. AirTouch now has cellular operations in 19 states including 15 of the top 30 U.S. markets: Los Angeles, Detroit, San Francisco, Atlanta, San Diego, Minneapolis, Phoenix, Seattle, Denver, Cleveland, Portland (Oregon), San Jose, Kansas City, Cincinnati, and Sacramento. The transaction increases the company's ownership in PrimeCo from approximately 25 to 50 percent. AirTouch's cellular and PCS footprint now covers cities in 25 states, reaching a total of 145 million people -- over half the U.S. population.

AirTouch's earnings per share dilution from the transaction, primarily due to the amortization of acquisition intangibles, is expected to peak around $0.40 in 1999 and decline thereafter. The company plans to pursue cost savings to partially mitigate this dilution. The company does not expect a change in its investment grade credit ratings as a result of the transaction.

AirTouch Communications is a global wireless communications company, with interests in cellular, paging, and personal communications services in the United States, Belgium, Germany, India, Italy, Japan, Poland, Portugal, Romania, South Korea, Spain, and Sweden, as well as an interest in the Globalstar satellite system. The company, based in San Francisco, serves more than 13 million proportionate customers worldwide.

MediaOne Group (NYSE:UMG), formerly U S WEST Media Group, one of America's largest broadband communications companies, is involved in domestic and international cable and telephone services, international wireless, and directory and information services. For 1977, the group had proportionate revenue of $7.8 billion, proforma for the AirTouch merger. MediaOne Group is one of two major groups owned by parent company U S WEST, Inc. The other major group is U S WEST Communications, which provides telecommunications services in 14 western and midwestern states. U S WEST has proposed splitting the two groups into separate public


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companies. The split is anticipated by mid-1998, pending shareowner approval.

For a fax copy of this or other AirTouch press releases, please call 1-800-344-7531 or visit the AirTouch web site at www.airtouch.com.